Exhibit 10.2

AMBAC FINANCIAL GROUP, INC.
RESTRICTED STOCK UNIT AND STOCK OPTION AGREEMENT
Mr. Nader Tavakoli (the “Executive”) has been granted a Full Value Award under the Ambac Financial Group, Inc. Incentive Compensation Plan (the “Plan”) in the form of restricted stock units and an Award in the form of a non-qualified stock option (collectively, the “Awards”) as consideration for his services as interim president and chief executive officer. The Award shall be effective as of March 30, 2015 (the “Grant Date”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.     Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Plan.
2.     Grant of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Executive is hereby granted 70,000 restricted stock units (the "Restricted Stock Units"). This Award contains the right to dividend equivalent units as described in Section 4 (“Dividend Equivalent Units”). Each Restricted Stock Unit shall become vested as described in Section 5 and each vested Restricted Stock Unit shall be settled in accordance with Section 6.
3.     Stock Options. Subject to the terms of this Agreement and the Plan, effective as of the Grant Date the Executive is hereby granted a non-qualified stock option to purchase 110,000 shares of Common Stock (the "Option") at an exercise price per share of $24.55. The Option does not contain the right to Dividend Equivalent Units, but is subject to adjustment in accordance with the terms of Section 10 of the Plan. The Option shall become vested and exercisable as described in Sections 5 and 7, respectively. The Option shall have a seven year term.
4.     Dividend Equivalent Units. The Executive shall be entitled to Dividend Equivalent Units in accordance with the following:

(a)
Cash Dividend. If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Executive shall be credited with that number of Dividend Equivalent Units equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding (i.e., the number of Restricted Stock Units granted hereunder less the number of such Restricted Stock Units that have settled in accordance with Section 6 below) on the applicable dividend record date, divided by (iii) the Fair Market Value of a share of Common Stock on the dividend payment date.

(b)
Stock Dividend. If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the dividend payment date, the Executive shall be credited with that number of Dividend Equivalent Units equal to (i) the number of shares Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.

Dividend Equivalent Units shall be subject to the same vesting provisions as the Restricted Stock Units to which they relate and shall be settled in accordance with Section 6. No Dividend Equivalent Units shall be credited with respect to previously credited Dividend Equivalent Units.
5.     Vesting and Forfeiture of Awards. All Restricted Stock Units, Dividend Equivalent Units and the Option, which are intended as consideration for his services as interim president and chief executive officer, shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 5.

(a)
Vesting. Subject to the Executive’s continuing service as an employee of Ambac Financial Group, Inc. (“Ambac”) or as a member of the Board of Directors and the terms and conditions of this Agreement and the Plan through the applicable vesting date, the Restricted Stock Units and associated Dividend Equivalent Units shall vest, and the Option awarded hereunder shall vest and become exercisable, as follows: (i) 35,000 Restricted Stock Units and associated Dividend Equivalent Units shall vest in three equal annual installments on January 1, 2016, January 1, 2017 and January 1, 2018 (the “Time Based RSU’s”); (ii) 35,000 Restricted Stock Units and associated Dividend Equivalent Units shall vest upon the emergence of Ambac Assurance Corporation’s segregated account from rehabilitation (or similar event as determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of Ambac), provided that such emergence occurs no later than three (3) years after the Executive’s service as interim president and chief executive officer of Ambac terminates (the “Performance Based RSU’s”); and (iii) the Option awarded hereunder shall vest and become exercisable on January 1, 2016 and will expire no later than March 30, 2022.

(b)
Accelerated Vesting. The Option shall vest and become fully exercisable, and the Time Based RSUs and associated Dividend Equivalents shall vest, at the earliest of (1) the Executive being terminated as interim president and chief executive officer prior to June 30, 2015 other than for cause or as a result of appointment of a permanent president and chief executive officer, (2) the Executive’s employment terminates by reason of his death or disability, (3) the Executive not being re-elected to the Board of Directors of Ambac at any annual meeting of stockholders after the date of this agreement, or the Board of Ambac not nominating the Executive to Ambac’s slate of director nominees for any annual meeting of stockholders after the date of this agreement provided that the Executive has communicated in writing his willingness to serve as a member of the Board upon written inquiry from the Board, or (4) the Executive has been removed without cause from the Board. The Performance Based RSU’s and associated Dividend Equivalent Units shall have the service requirement accelerated on the same basis as provided for the Option above, but the Award will not vest unless and until the emergence of Ambac Assurance Corporation’s segregated account from rehabilitation (or similar event as determined in the sole and absolute discretion of the Compensation Committee of the Board of Directors of Ambac) within three (3) years after the Executive’s service as interim president and chief executive officer terminates. As used in this Agreement, “disability” means the Executive shall have been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities hereunder for 180 days out of any 365 day period or for 120 consecutive days. As used in this Agreement solely with respect to the Executive’s employment with Ambac, “cause” means (i) the Executive’s gross negligence or willful misconduct in the performance of his duties (ii) the Executive conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude that has a substantial adverse effect on the Executive’s qualifications or ability to perform his duties, or (iii) the Executive’s failure to attempt to perform lawfully assigned duties consistent with his position or to materially comply with Ambac’s Code of Business Conduct or any Delegation of Authority Policy. Termination of the Executive’s employment shall not be deemed to be for cause unless and until the Employer delivers to the Executive copies of resolutions duly adopted by the affirmative votes of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iii) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fourteen (14) days from the delivery of written notice by the Employer within which to cure any acts constituting cause. Removal for cause as a director shall be based on removal for cause as a director under applicable law.

(c)
Removal Upon Voluntary Resignation. Any unvested Awards under this Agreement shall immediately terminate and shall be forfeited and the Executive shall have no further rights with respect to such Awards and associated Dividend Equivalent Units upon the voluntary resignation of the Executive (i) prior to June 30, 2015 as interim president and chief executive officer of Ambac other than upon the appointment of a permanent President and CEO or (ii) except at the request of the Board, from Ambac’s Board of Directors.

(d)
Removal For Cause. Any unvested Restricted Stock Units and any unexercised Options (whether or not vested) and associated Dividend Equivalent Units under this Agreement shall immediately terminate and shall be forfeited and the Executive shall have no further rights with respect to such Awards upon the removal of the Executive (1) as interim president and chief executive officer for cause (as defined in clause (b) above) or (2) from the Board of Directors for cause which results in economic harm to the Company, as determined in good faith by the Board of Directors in accordance with applicable law.

6.     Settlement. Subject to the terms and conditions of this Agreement, Restricted Stock Units and associated Dividend Equivalent Units that have become vested in accordance with Section 5 shall be settled immediately. Settlement of the vested Restricted Stock Units and associated Dividend Equivalent Units shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Restricted Stock Unit and associated Dividend Equivalent Unit (any fractional share being rounded up to the next whole unit). Upon the settlement of any vested Restricted Stock Units and Dividend Equivalent Units, such Restricted Stock Units and Dividend Equivalent Units shall be cancelled.
7.     Option Exercise. To the extent vested and exercisable, the Option may be exercised in whole or in part upon written notice of exercise to Ambac and payment of the exercise price as reasonably specified by Ambac; provided that the Executive may satisfy the exercise price due upon exercise by reducing the number of shares of Common Stock deliverable upon exercise of the Option in amount sufficient to satisfy the exercise price based on the Fair Market Value of the shares of Common Stock on the date of exercise. Unless terminated pursuant to Section 5(c) or (d) above and subject to the terms of the Plan, the vested portion of an Option shall remain exercisable for two years following the later of the Executive’s termination of service as an executive of the Company and as a member of the Board of Directors. In the event the Executive voluntarily terminates such service, the vested portion of the Option shall remain exercisable for 90 days following such termination. Upon exercise the Option shall immediately terminate and the Executive shall have no further rights with respect to the Option.
8.     Withholding Taxes. All Awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Executive, such withholding obligations may be satisfied through amounts that the Executive is otherwise entitled to receive upon settlement of this Award or by a cash payment from the Executive to the Company or otherwise as agreed between the Executive and the Company. Under no circumstances will the Company permit the Executive to withhold shares of Common Stock in excess of the minimum tax withholding requirements. Notwithstanding the foregoing, if a tax withholding obligation with respect to tax imposed under the Federal Insurance Contributions Act (FICA) under sections 3101, 3121(a) and 3121(v)(2) of the Code (the “FICA Obligations”) is incurred with respect to any of the Restricted Stock Units, associated Dividend Equivalent Units or the Option prior to the Settlement Date with respect to such Restricted Stock Units, associated Dividend Equivalent Units or the Option (each date on which the FICA Obligation arises being referred to herein as a “Tax Vesting Date”) then, on the applicable Tax Vesting Date, that number of Restricted Stock Units and associated Dividend Equivalent Units or the Option for which the Settlement Date has not occurred as of the Tax Vesting Date shall be settled (and the Tax Vesting Date shall be treated as the “Vesting Date” with respect to any Restricted Stock Units and associated Dividend Equivalent Units) with respect to that number of shares of Common Stock subject thereto having a having a Fair Market Value (determined as of the Tax Vesting Date) equal to the sum of the following:

(a)	the FICA Obligations;

(b)	the income tax imposed by section 3401 of the Code (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the FICA Obligations; and

(c)	the amount necessary to pay the additional income tax on wages attributable to the pyramiding of the payments under subparagraphs 8(a) and (b).
In no event shall the value of the Restricted Stock Units, associated Dividend Equivalent Units and the Options that are settled pursuant to subparagraphs 8(a), (b) and (c) exceed the amount that could be distributed pursuant to Treas. Reg. § 1.409-3(j)(xi).
9.     Transferability. This Award is not transferable except as designated by the Executive (a) to a family trust, or (b) by will or by the laws of descent and distribution.
10.    Heirs and Successors. If any benefits deliverable to the Executive under this Agreement have not been delivered at the time of the Executive’s death, such rights shall be delivered to the Executive’s estate.
11.    Administration. The authority to administer and interpret this Agreement shall be vested in the Company’s Compensation Committee. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons, provided any such interpretation or decision is made in good faith.
12.    Adjustment of Award. The number of Restricted Stock Units and Dividend Equivalent Units and the exercise price and the number of shares subject to the Option awarded pursuant to this Agreement may be adjusted (subject to the requirements and limitations of the Code) in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Common

Stock, Restricted Stock Units or Dividend Equivalent Units, provided that the Compensation Committee shall exercise its discretion to equitably make such adjustments in such circumstances.
13.    Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Company at its principal offices, to the Executive at the Executive’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
14.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
15.    Amendments. The Board of Directors may, at any time, amend or terminate the Plan or this Agreement; provided, however that no amendment to this Agreement may, in the absence of written consent to the change by the Executive (or, if the Executive is not then living, the affected beneficiary), adversely affect the rights of the Executive or beneficiary under this Agreement
16.    Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Executive the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Agreement.
17.    Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
18.    Plan Governs. The Award evidenced by this Agreement is a permitted award pursuant to the Plan, and the Restricted Stock Units, Dividend Equivalent Units, the Option and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited, except as expressly provided herein. The Company represents that the Award is authorized under and in accordance with the terms of the Plan.
19.    Code Section 409A Rules. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Executive’s termination of employment (or other separation from service):

a)
and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service (or, if earlier, upon the Executive’s death); and

b)	the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service” and the date of such separation from service shall be the “Termination Date” for purposes of any such payment or benefits; and

c)	for purposes of section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

d)	this Award is intended to comply with, or be exempt from, Code Section 409A and shall be construed accordingly.